Exhibit 99.1

Leap Therapeutics Announces Pricing of $11.5 Million Public Offering of Common Stock and Warrants

Cambridge, MA — February 1, 2019 — Leap Therapeutics, Inc. (Nasdaq:LPTX), a biotechnology company focused on developing targeted and immuno-oncology therapeutics, today announced the pricing of an underwritten public offering of 6,571,428 shares of its common stock and warrants to purchase up to 6,571,428 shares of its common stock. Each share of common stock is being sold together with a warrant to purchase one share of common stock for a combined offering price of $1.75 per share and accompanying warrant. The warrants will be exercisable commencing on the date of issuance, will expire seven years from the date of issuance and have an exercise price of $1.95 per share, subject to certain adjustments. The gross proceeds to Leap from this offering are expected to be approximately $11.5 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Leap and excluding the proceeds from the exercise of any warrants. All shares of common stock and warrants to purchase common stock to be sold in the offering are being sold by Leap.  The shares of common stock and warrants are being purchased together but will be issued separately and will be immediately separable upon issuance.  In addition, Leap has granted to the underwriters a 30-day option to purchase up to an aggregate of an additional 985,714 shares of its common stock offered in the public offering and/or warrants to purchase up to 985,714 shares of its common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on February 5, 2019, subject to satisfaction of customary closing conditions.

Raymond James & Associates, Inc. and Ladenburg Thalmann are acting as book-running managers for the offering.

Leap intends to use the net proceeds from the offering for general corporate purposes, which may include, without limitation, funding new clinical trials of DKN-01 and TRX518 and the continuation of ongoing studies, capital expenditures, working capital and general and administrative expenses.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3 (File No. 333-223419) that was previously filed by Leap with the Securities and Exchange Commission (the “SEC”) on March 2, 2018 and was declared effective by the SEC on March 16, 2018. A preliminary prospectus supplement and the related prospectus have been filed with the SEC and a final prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC.  The preliminary prospectus supplement and accompanying prospectus is also available, and the final prospectus supplement and accompanying prospectus will be available, for free on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from: Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, or by telephone at (800) 248-8863, or e-mail at prospectus@raymondjames.com; or from Ladenburg Thalmann, 277 Park Ave, 26th Floor, New York, NY 10172, or by email at prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Leap Therapeutics

Leap Therapeutics (Nasdaq:LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap’s most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein, a Wnt pathway modulator. DKN-01 is in clinical trials in patients with esophagogastric, hepatobiliary, gynecologic, and prostate cancers. Leap’s second clinical candidate, TRX518, is a humanized GITR agonist monoclonal antibody designed to enhance the immune system’s anti-tumor response that is in advanced solid tumor studies. For more information about Leap Therapeutics, visit http://www.leaptx.com or our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://www.leaptx.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include statements regarding Leap’s ability to complete the offering, Leap’s intended use of proceeds from the offering, Leap’s expectations with respect to the development and advancement of DKN-01, TRX518, and other programs, including the initiation, timing and design of future studies, enrollment in future studies, business development, and other future expectations, plans and prospects. Leap has attempted to identify forward looking statements by such terminology as ‘‘believes,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘projects,’’ ‘‘intends,’’ ‘‘may,’’ ‘‘could,’’ ‘‘might,’’ ‘‘will,’’ ‘‘should,’’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although Leap believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, but are not limited to: the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; the ability to complete a financing or form business development relationships to fund our expenses; the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially will be included in Leap Therapeutics’ periodic filings with the SEC, including Leap Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that Leap filed with the SEC on February 23, 2018 and Leap Therapeutics’ Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 that Leap filed with the SEC on each of May 11, 2018, August 8, 2018 and November 9, 2018, respectively. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

CONTACT:

Douglas E. Onsi

Chief Financial Officer

Leap Therapeutics, Inc.

donsi@leaptx.com

617-714-0360

Argot Partners

Investor Relations

Heather Savelle

212-600-1902

heather@argotpartners.com